UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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Crown Crafts, Inc.

(Name of Registrant as Specified in Its Charter)

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AN IMPORTANT MESSAGE FROM YOUR BOARD OF DIRECTORS
July 19, 2010
Dear Fellow Crown Crafts Shareholders:
     On August 10, 2010, we will host our annual meeting of shareholders in Gonzales, Louisiana. Despite the steady progress your Board of Directors and management have made in creating greater value for Crown Crafts shareholders (see our letter of July 15, 2010 accompanying the proxy materials we sent to you previously), Wynnefield Partners Small Cap Value, L.P. and certain of its affiliates (the Wynnefield Group) are insistent on continuing their efforts to embroil your Company in an unnecessary, distracting and costly proxy battle to drive their self-serving agenda. Your Board strongly urges all Crown Crafts shareholders to vote FOR all of the Company’s nominees on the enclosed WHITE proxy card today. We urge you to discard and not return any gold proxy card you may receive from the Wynnefield Group.
DOES THE WYNNEFIELD GROUP TRULY WANT INDEPENDENT DIRECTORS?
     In its proxy materials, the Wynnefield Group conveniently ignores the fact that their two handpicked Board members — Frederick Wasserman and Joseph Kling — have overwhelmingly supported the very business strategy for long-term value creation that the Wynnefield Group criticizes, while offering no alternatives. They also fail to tell you that Mr. Kling supports our agenda, our strategic plan and our nominees, not theirs.
     In Board votes during their tenures, Mr. Wasserman has voted with the majority more than 92% of the time, and Mr. Kling has voted with the majority more than 94% of the time. This time, the Wynnefield Group has chosen not to re-nominate Mr. Wasserman, whose term is expiring this year, even though he has gained a thorough understanding of the Company and its business during his three years on the Board. Also, the Wynnefield Group proposed to the Board earlier this year that the Board use its best efforts to request Mr. Kling to resign and that the Board elect a different handpicked representative of the Wynnefield Group to serve as a director in his place.
     Could it be that the Wynnefield Group became disillusioned with Messrs. Wasserman and Kling because, as fully informed directors having a fiduciary obligation to act in the best interest of all shareholders, they overwhelmingly supported the very business strategy that the Wynnefield Group is so critical of? Ask yourself — does the Wynnefield Group truly want INDEPENDENT directors for the Company?
916 S. Burnside Avenue * PO Box 1028 * Gonzales, LA 70707-1028 * (225) 647-9100 * Fax (225) 647-9104

YOU CANNOT VOTE THE GOLD CARD AND VOTE FOR YOUR CEO
     The Wynnefield Group’s proxy card permits you to vote for their nominees, Melvin L. Keating and Jon C. Biro, but not for any of the Company’s Class I nominees, including E. Randall Chestnut. The Wynnefield Group states that they are not seeking authority to vote for such individuals and will not exercise any such authority. As a result, you cannot vote the gold proxy card provided by the Wynnefield Group and also vote for Mr. Chestnut. This means that if you vote for the Wynnefield Group’s nominees, then your Chief Executive Officer, the person primarily responsible for managing the Company’s business and implementing its strategy, may no longer be a member of the Board. Do you want to run this risk?
THE WYNNEFIELD GROUP IS WRONG ON THE FACTS
     As they did in their previous proxy challenge in 2007, the Wynnefield Group is relying largely on fictitious assertions and misleading allegations to support their case. We believe the consistent misstatements made by the Wynnefield Group demonstrate their clear lack of knowledge both about us and our industry, and we must question the integrity of those who so willingly play fast and loose with the facts. Following are some of the Wynnefield Group’s more egregious claims:

THE WYNNEFIELD GROUP’S CLAIM	THE FACTS

“The Wynnefield Group has been a stockholder of the Company since 1996, and like other long-term stockholders, has suffered from the diminution of value of its shares.”	While it is true that the Wynnefield Group has been a shareholder since 1996, the fact is they have enjoyed an attractive return on their investment. According to their SEC filings, the cost basis of the Wynnefield Group’s holdings in the Company’s stock is approximately 90.4 cents per share, compared with the stock’s current value of $4.00 per share on July 16, 2010, which is approximately 4.5 times the amount they paid for their shares. In addition, the Board has declared, and the Company has paid, dividends of $0.02 per share for the past two quarters. Paying out annual dividends at this rate would reap an attractive 8.9% return for the Wynnefield Group on their investment through dividends alone.

“The Company continues to underperform its peers in the infant and juvenile products industry.”	While no other public company qualifies as a true peer of Crown Crafts based on product portfolios and markets served, the Wynnefield Group cites Summer Infant, Inc. (NasdaqCM: SUMR) and Kid Brands, Inc. (NYSE: KID) as the Company’s peers and uses them as exemplars to criticize the performance of the Company’s stock. What the Wynnefield Group fails to tell you, not surprisingly, is that the Company’s stock price has considerably outperformed that of SUMR and KID for each of the time periods below (through July 16, 2010):

	1 Month	3 Months	6 Months	5 Years
CRWS	2.6%	6.7%	51.5%	788.9%

KID	-10.4%	-21.6%	42.4%	-52.8%

SUMR	-8.8%	-5.0%	22.6%	29.2%

THE WYNNEFIELD GROUP’S CLAIM	THE FACTS

“Failure to publicly disclose a non-emergency CEO succession plan, we believe, is evidence of the Board’s desire to maintain the status quo and its deference to Mr. Chestnut as Chairman and CEO.”	The Board has long held the view that effective succession planning is pivotal to the successful governance and management of the Company. To that end, it has been vigilant in planning and preparing for a seamless leadership transition — both planned and unplanned — to preserve stability and accountability, as well as to maintain the confidence and support of all of the Company’s stakeholders and constituents. You should know that the Board has a detailed, written CEO succession plan in place, which it reviews at least once a year.

If the Company were to publicly designate a potential successor or group of successor candidates, it is our view that others who are not publicly designated as potential successors might leave the Company or that the Company’s other recruitment or retention efforts might be undermined. Public disclosure of the Company’s succession plan may also result in the public disclosure of long-term strategic objectives that are not otherwise disclosable and the disclosure of which could result in competitive harm to the Company from its current and future competitors.

“Despite our urgings over many years in this regard, and the Company’s obligation to comply with the terms of our Standstill Agreement, which required a comprehensive review of all strategic options, we [Wynnefield] believe the Board has not publicly communicated to its stockholders the nature and extent of any strategic review.”
There should be no doubt that a thorough review of strategic alternatives took place. Your Board engaged a well-respected, independent consultant, with a background of directly related industry experience, to lead the strategic planning process. Subject to the approval of the Strategic Review Committee — which included Mr. Wasserman, who was the Wynnefield Group’s nominee in 2007 — the Board’s consultant determined the scope of the project and its timeline and prepared a report based on objective research, including interviews and metrics derived from the consultant’s proprietary financial model. Following a thorough evaluation of this report, both the Strategic Review Committee and the Board unanimously approved the Company’s current strategic growth plan and concluded that it is the best alternative available to the Company to create long-term value for all our shareholders. While we may, at times, discuss general points of this plan, it is not prudent from a competitive and proprietary standpoint, nor is it accepted corporate governance best practice, to publicize this detailed and confidential strategic planning document in its entirety. If the Wynnefield Group has a particular agenda they would like to constructively discuss with us, they know we remain open to hearing from them and all other shareholders.

THE WYNNEFIELD GROUP’S CLAIM	THE FACTS

“...[T]here is a lack of willingness of the current management-endorsed members of the Board to provide the leadership necessary to address, in the opinion of the Wynnefield Group, deficiencies in the Company’s financial performance, strategic analysis, corporate governance and alignment of compensation practices with stockholder interests.”
Despite the recession-related challenges of fiscal 2010, your Company further strengthened its balance sheet, raised shareholders’ equity by 23% and achieved its highest Adjusted EBITDA* since 1998. Responding aggressively to a challenging economic environment, the Board launched its aggressive five-year strategic plan in fiscal 2010, designed to drive sustained top-tier sales growth and profitability. So far, the evidence indicates that the plan’s execution is on track and delivering the desired results. Making their assertion even more ludicrous, in our opinion, is the fact that the Wynnefield Group has never proposed an alternative strategic plan of their own.

“We [Wynnefield] believe that the current executive compensation arrangements and change in control agreements, coupled with rich Board annual cash retainers, fail to align the financial interests of management and the Board with those of the stockholders.”
Your Board has always taken very seriously its fiduciary duty to properly align the interests of the Company’s leadership with those of all shareholders and has put a plan in place to ensure they are aligned. Your Board engaged a highly regarded, independent, national compensation consultant, with more than 30 years of experience in human resources management, including experience with major human resources consulting firms, to make recommendations regarding Board compensation and the compensation of executives, including salary, bonus and long-term incentive awards such as restricted stock and stock option grants. The most recent incentive award to the executive team was of restricted shares that will vest only when our stock trades at or above target prices ranging from $5 to $7 for 10 out of 30 consecutive trading days and will terminate after five years if the shares have not previously vested.

Contrary to the Wynnefield Group’s claims, the Company’s change in control agreements also serve to align the financial interests of management and those of the Company’s shareholders. These arrangements provide a significant incentive to management to create value in the Company — for all shareholders — giving management a long-term stake in the Company’s strategic plan, efficiency and profitability. These arrangements have the added benefit of attracting and retaining key management personnel, thus stabilizing the Company’s leadership for the long-term.

In making its compensation-related claims, the Wynnefield Group also neglects to inform you that its handpicked director — Mr. Wasserman — has been on the Company’s Compensation Committee for the past three years, during which time he has approved the compensation paid to both the Company’s directors and, with rare exception, its executive officers.

*	Please see discussion of non-GAAP financial measures at the end of this letter.

THE COMPANY’S NOMINEES ARE EXPERIENCED, INDEPENDENT AND FIRMLY COMMITTED
TO ENHANCING VALUE FOR ALL CROWN CRAFTS SHAREHOLDERS
     Your Board is comprised of respected business leaders with extensive professional experience and knowledge of our industry. This Board led an unprecedented turnaround at Crown Crafts that has resulted in significant increases in shareholder value. In addition to their experience and knowledge, the incumbent nominees have demonstrated a commitment to our shareholders that is vital to the stability and success of Crown Crafts. The Wynnefield Group’s suggestion that its nominees be added to the Board to build shareholder value and that they alone — not the Board — are capable of doing this is an unwarranted and misguided attack on the highly qualified, dedicated and experienced members of your Board.
     Consider the following qualifications of our Class I nominees, against whom the Wynnefield Group’s nominees are running:
•	E. Randall Chestnut joined Crown Crafts in January 1995 and has been President, Chief Executive Officer and Chairman of the Company since 2001. He has overseen the successful transformation and complete financial turnaround of the Company. Prior to joining Crown Crafts, Mr. Chestnut served as President of Beacon Manufacturing Company, a producer of adult and infant blankets, from December 1988 to January 1995 and as Vice Chairman of Wiscassett Mills Company, a yarn manufacturer, from 1990 to 1994.

•	William T. Deyo, Jr. has served the Company as a director since its successful reorganization in 2001. He has been a principal of Goddard Investment Group, LLC, a real estate investment firm, since 1999. From 1966 to 1999, he held various positions with Wachovia Bank in Atlanta, Georgia, serving last as Executive Vice President. Mr. Deyo’s more than 30 years in the banking industry give him significant insight into issues faced by the Company that relate to lending and financing activities.

•	Richard L. Solar brings extensive industry, financial, M&A, public company and licensing experience to the Company, including serving as a director and as Chairman of the Audit Committee of Marvel Entertainment, Inc. until its sale to The Walt Disney Company in 2009 in a transaction valued at more than $4 billion. From 1996 to June 2002, Mr. Solar served as Senior Vice President, Director and Chief Financial Officer of Gerber Childrenswear, a publicly-traded infant and children’s consumer products company. He also co-led the acquisition of the company prior to its going public and served the company as a consultant from June 2002 to February 2003.
     The Company is also running a highly qualified Class II nominee in Sidney Kirschner. Mr. Kirschner, who previously served as a director of the Company for almost nine years, brings a valuable understanding of its business and industry. During a successful and varied career, he has held top executive officer positions with a former Fortune 500 company and has served on the boards of other successful companies, including companies in the textile and manufacturing industries.
     In its proxy materials, the Wynnefield Group again criticizes the Company’s staggered board structure, asserting that it adversely affects shareholder democracy. However, all Board members are subject to the same fiduciary duties to the Company and its shareholders without regard to the length of their term of service or the frequency of their standing for re-election. Moreover, a staggered board means that the majority of your Board at any given time will have experience in the Company’s business and affairs, promoting continuity and stability of the Company’s business strategies and policies.

     All members of your Board, other than Mr. Chestnut, are independent. In addition, because the Board believes that strong, independent board leadership is a critical aspect of effective corporate governance, the Board has established the position of lead director, currently held by Zenon S. Nie. The lead director, who is elected by the independent directors and must be independent himself, presides over executive sessions of the independent directors, consults with the Chairman, oversees the flow of information to the Board and acts as liaison between the non-employee directors and management. As the primary interface between the CEO and the Board, he provides a valuable counterweight to the Company’s combined Chairman and CEO role.
WE HAVE OUR OWN QUESTIONS ABOUT
THE WYNNEFIELD GROUP’S CURRENT NOMINEES
     We believe that the experience and qualifications of the Wynnefield Group’s nominees — Melvin L. Keating and Jon C. Biro — raise certain red flags for shareholders.
     Mr. Keating’s experience, in particular, causes concern. For example, Mr. Keating was President and Chief Executive Officer of Alliance Semiconductor Corporation from December 2005 until September 2008 when Alliance’s Board decided to liquidate the company. This was after Alliance, under Mr. Keating’s leadership, had sold virtually all of its operating assets and had invested $59.4 million of the cash proceeds in short-term, high-risk, high-yield securities that were later completely written off. Mr. Keating also has served on the boards of a number of troubled companies, including Plymouth Rubber Co., which delisted itself from the American Stock Exchange in 2004 following sustained operating losses, and Kitty Hawk, Inc., which filed for Chapter 11 bankruptcy reorganization in 2007.
     Mr. Biro is a certified public accountant whose public company experience appears to be limited to approximately two years as a CFO with a printing company, about 13 years in various positions, including serving as a director for a resin manufacturer, and seven months as a director (with Mr. Keating) for Aspect Medical Systems, Inc. prior to its sale to United States Surgical Corporation. This lack of breadth and depth in relevant expertise for our industry is not comparable to the highly qualified Company-nominated candidates who have been fully vetted by the Board.
     We believe that Messrs. Biro and Keating stand in marked contrast to the Company’s Class I nominees against whom they are running when considering relevant industry experience. Your Board-supported nominees — E. Randall Chestnut, William T. Deyo, Jr., Sidney Kirschner and Richard L. Solar — are highly qualified stewards of your investment and are fully committed to diligently pursuing our successful growth strategy and acting in the best long-term interests of all shareholders.
SUPPORT YOUR BOARD’S NOMINEES AND YOUR COMPANY
     Your Board firmly believes that the best path to maximize value for all shareholders is the continued execution of our strategic plan. This is not the time to disrupt our operations or distract our employees with concerns about their future and that of Crown Crafts. This is the time to grow our Company with the leadership of an experienced Board and management team.
     Your vote is very important to us, no matter the size of your holdings. We urge you to vote your shares today by signing, dating and returning the enclosed WHITE proxy card by mailing it in the enclosed pre-addressed, stamped envelope. You can also vote by internet or telephone by following the instructions on the WHITE proxy card. Please do not sign or return any gold proxy card sent to you by the Wynnefield Group — as a reminder, you cannot vote the gold proxy card and also vote for Mr. Chestnut or any other Class I nominee. If you have any questions or need any assistance voting your shares, do not hesitate to contact Georgeson, who is assisting us in this matter, toll free at 1-888-605-7561.

     On behalf the Board of Directors and the dedicated men and women of Crown Crafts, we thank you for your ongoing support.
Sincerely,

E. Randall Chestnut	Zenon S. Nie
Chairman of the Board, President and Chief Executive Officer	Independent Lead Director

YOUR VOTE IS IMPORTANT
1.	To vote FOR your Company’s nominees, you MUST execute a WHITE proxy card.

2.	The Board of Directors urges you to DISCARD any gold proxy cards that you may have received from the Wynnefield Group. A “WITHHOLD AUTHORITY” vote on the Wynnefield Group’s gold proxy card is NOT a vote for the Company’s nominees.

3.	If you have voted on a gold proxy card but wish to support your Company’s nominees, please sign, date and mail the enclosed WHITE proxy card in the postage-paid envelope provided as soon as possible. You can also vote by internet or telephone by following the instructions on the WHITE proxy card.

4.	Remember — ONLY YOUR LATEST DATED PROXY WILL DETERMINE HOW YOUR SHARES ARE TO BE VOTED AT THE MEETING.

5.	If any of your shares are held in the name of a bank, broker or other nominee, please contact the party responsible for your account and direct them to vote your shares FOR your Company’s nominees on the WHITE proxy card.

If you have any questions or need assistance in voting your shares, please contact our proxy solicitor.

199 Water Street, 26th Floor
New York, NY 10038
Banks and Brokers (212) 440-9800
Shareholders Call Toll Free (888) 605-7561

*	Crown Crafts, Inc. and Subsidiaries Non-GAAP Reconciliation of Net Income to Adjusted EBITDA In Thousands

Fiscal Year
Ended
March 28, 2010
Net income	$4,780
Interest expense	692
Interest income	(17)
Income tax expense on continuing operations	3,103
Income tax benefit on discontinued operations	(69)
Depreciation	286
Amortization	1,544
Impairment charge — assets held for sale	154

Adjusted EBITDA	$10,473

In addition to the Company’s disclosure of its financial position and results of operations in conformity with accounting principles generally accepted in the United States of America (“GAAP”), the Company has also disclosed certain measures of its financial position and results of operations which are not determined in accordance with GAAP. These non-GAAP financial measures include Adjusted EBITDA, which is used by the Company internally to monitor the Company’s operating results and cash flow and to evaluate the performance of its businesses. The Company believes that its presentation of Adjusted EBITDA is useful in that it is an important indicator of the Company’s ability to generate cash sufficient to reduce debt, make strategic acquisitions and investments in capital expenditures, pay dividends and meet its working capital requirements and other obligations as they become due. The items excluded to calculate Adjusted EBITDA are significant components in understanding and assessing the Company’s financial performance. The non-GAAP financial measures are presented as supplemental information and should be considered in addition to, and not as a substitute for, the Company’s GAAP financial measures, including its net income, cash flow provided by or used in operating, investing or financing activities, and other measures of the Company’s financial performance and liquidity. Because non-GAAP financial measures, by definition, are not determined in accordance with GAAP, companies calculate them in varying ways. Therefore, the non-GAAP financial measures presented by the Company may not be comparable to similarly titled measures of other companies.